BRT APARTMENTS CORP. REPORTS THIRD FISCAL QUARTER RESULTS

- Rental Income Grows 12.7% over the Prior Year Quarter -
- 9.6% Increase in Average Monthly Revenue per
Occupied Unit at Stabilized Properties Compared to Third Quarter 2016 -

Great Neck, New York - August 8, 2017 - BRT APARTMENTS CORP. (NYSE:BRT), today announced operating results for the three months ended June 30, 2017, the Company’s third quarter of fiscal 2017.

“The favorable performance of our stabilized properties reflects the benefit of our active management,” commented Jeffrey A. Gould, President and Chief Executive Officer: “In the quarter, average monthly rental revenue increased 9.6% to $936 per occupied unit at stabilized properties, with strong occupancy of 94%. Our ongoing efforts to enhance our portfolio by owning and operating quality multi-family properties in attractive markets should, over time, result in improved FFO and AFFO. Our ability to associate with strong local partners allows us to expand our geographic footprint across growth markets as we work to add value for our stockholders.”

Financial Results:

Net loss attributable to common stockholders was $3.4 million, or $0.24 per diluted share, for the current three months, compared to net income of $5.5 million, or $0.39 per diluted share, for the three months ended June 30, 2016. The 2017 period includes $5.7 million of non-cash depreciation expense, net of the minority interest’s share of such expense, compared to $4.6 million of such expense for the 2016 period, net of the minority interest’s share of such expense. In addition, the 2017 period does not include any gains from the sale of real estate compared to $7.9 million of gains from sales of multi-family properties, net of the minority interest’s share of such gains, included in the 2016 period.

Funds from Operations, or FFO, for the three months ended June 30, 2017 grew to $2.6 million, or $0.19 per diluted share, an increase of 46.2% per diluted share from $1.8 million, or $0.13 per diluted share, in the third quarter of 2016. Adjusted Funds from Operations, or AFFO, for the three months ended June 30, 2017 was $3.3 million, or $0.23 per diluted share, an increase of 35.3% per diluted share from $2.3 million, or $0.17 per diluted share, in the 2016 quarter. The improvement in FFO and AFFO was primarily due to the capitalization of property acquisition costs as a result of a change in accounting standards, with no acquisition costs expensed in the current quarter compared to $1.4 million of acquisition costs expensed in the corresponding 2016 quarter. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Operating Results:

As of June 30, 2017, BRT owns 35 multi-family properties with 9,890 units, including 445 units at two properties in lease-up and 402 units at a property under construction, located across 11 states. Many of these properties are owned through consolidated joint ventures in which BRT generally owns a 70% to 80% equity interest. Average occupancy at stabilized properties during the quarter was 94% compared to 94.1% for the 2016 quarter. The average rental rate per occupied unit at stabilized properties during the quarter increased 9.6% to $936 from $854 for the 2016 quarter. For the current quarter, stabilized properties represent 32 of our 35 multi-family properties - excluded are two properties in lease up and a property under construction.

Rental and other revenues from real estate properties for the current three months grew 12.7% to $26.7 million from $23.7 million for the quarter ended June 30, 2016, primarily due to property acquisitions.

Total expenses for the quarter ended June 30, 2017 were $30.3 million compared to $27.7 million for the quarter ended June 30, 2016, primarily due to additional expenses related to property acquisitions.

Portfolio Activity:

During the quarter ended June 30, 2017, the Company acquired, with joint venture partners, three multi-family properties with an aggregate of 1,085 units for $130.5 million, including mortgage debt of $84.2 million obtained in connection with the acquisitions. These acquisitions, which were previously reported, include: a Class A newly constructed property in the St Louis suburbs with 174 units that is currently in lease-up, a land parcel at which the Company contemplates developing a 402 unit multifamily property in West Nashville, Tennessee and a 509 unit Class A stabilized property near Dallas, Texas.

Subsequent Events:

In July 2017, the Company sold three multi-family properties located near Houston, Texas for an aggregate of $39 million and estimates that in the fourth fiscal quarter of 2017, the aggregate gain the Company will recognize, net of a mortgage prepayment charge and minority interest, will be approximately $8.9 million.

Balance Sheet:

At June 30, 2017, BRT had $9.8 million of cash and cash equivalents, total assets of $979.4 million, total debt of $728.4 million and total stockholders’ equity of $162.9 million.

At August 1, 2017, BRT had approximately $23.4 million of cash and cash equivalents.

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measures of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds From Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures). Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating BRT’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2016.

Additional Information:

BRT is a real estate investment trust that primarily owns, operates and develops multi-family properties. Interested parties are encouraged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2017 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtrealty.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtrealty.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2017 (Unaudited)	September 30, 2016
ASSETS
Real estate properties, net of accumulated depreciation and amortization of $57,997 and $41,995	$890,100	$759,576
Real estate loan	5,650	19,500
Cash and cash equivalents	9,795	27,399
Restricted cash	5,791	7,383
Other assets	46,533	27,045
Real estate properties held for sale	21,515	33,996
Total Assets	$979,384	$874,899

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs of $6,754 and $5,873	$691,337	$588,457
Junior subordinated notes, net of deferred costs of $387 and $402	37,013	36,998
Accounts payable and accrued liabilities	17,095	20,716
Mortgage payable held for sale	—	27,052
Total Liabilities	745,445	673,223

Total BRT Apartments Corp. stockholders’ equity	162,942	151,290
Non-controlling interests	70,997	50,386
Total Equity	233,939	201,676
Total Liabilities and Equity	$979,384	$874,899

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2017	2016	2017		2016
Revenues:
Rental and other revenues from real estate properties	$26,673	$23,679	$76,404		$69,991
Other income	188	608	980		2,641
Total revenues	26,861	24,287	77,384		72,632

Expenses:
Real estate operating expenses	13,283	11,986	37,638		35,177
Interest expense	7,180	6,014	20,269		17,594
Advisor’s fees, related party	—	—	—		693
Property acquisition costs	—	1,408	—		2,418
General and administrative	2,309	2,373	7,296		6,402
Depreciation	7,561	5,871	21,630		16,487
Total expenses	30,333	27,652	86,833		78,771
Total revenue less total expenses	(3,472)	(3,365)	(9,449)		(6,139)
Equity in loss of unconsolidated joint ventures	(307)	—	(307)		—
Gain on sale of real estate	—	10,263	35,838		35,098
Gain on sale of partnership interest	—	386	—		386
Loss on extinguishment of debt	—	—	(799)		(2,668)
(Loss) income from continuing operations	(3,779)	7,284	25,283		26,677
Provision for taxes	41	—	1,499		—
(Loss) income from continuing operations, net of taxes	(3,820)	7,284	23,784		26,677

Income from discontinued operations	—	—	—		12,679
Net (loss) income	(3,820)	7,284	23,784	—	39,356
Net loss (income) attributable to non-controlling interests	418	(1,804)	(15,645)		(10,974)
Net (loss) income attributable to common stockholders	$(3,402)	$5,480	$8,139		$28,382

Basic and diluted per share amounts attributable to common stockholders:
(Loss) income from continuing operations	$(0.24)	$0.39	$0.58		$1.00
Income from discontinued operations	—	—	—		1.02
Basic and diluted (loss) earnings per share	$(0.24)	$0.39	$0.58		$2.02

Funds from operations - Note 1	$2,633	$1,798	$6,269		$5,626
Funds from operations per common share - diluted - Note 2	$0.19	$0.13	$0.45		$0.40

Adjusted funds from operations - Note 1	$3,253	$2,267	$8,418		$8,304
Adjusted funds from operations per common share - diluted -Note 2	$0.23	$0.17	$0.61		$0.59
Weighted average number of common shares outstanding:
Basic and diluted	14,035,074	13,932,515	13,983,495		14,055,436

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2017	2016	2017	2016
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	$(3,402)	$5,480	$8,139	$28,382
Add: depreciation of properties	7,561	5,871	21,630	17,636
Add: our share of depreciation in unconsolidated joint ventures	308	5	521	15
Add: amortization of deferred leasing costs	—	—	—	15
Deduct: gain on sale of real estate	—	(10,649)	(35,838)	(50,951)
Adjustments for non-controlling interests	(1,834)	1,091	11,817	10,529
NAREIT Funds from operations attributable to common shareholders	$2,633	$1,798	$6,269	$5,626

Adjustments for straight line rent accruals	(10)	(1)	(46)	(130)
Add: loss on extinguishment of debt	—	—	799	2,668
Add: amortization of restricted stock and restricted stock units	353	271	1,063	689
Add: amortization of deferred mortgage costs	349	248	874	1,416
Adjustments for non-controlling interests	(72)	(49)	(541)	(1,965)
Adjusted funds from operations attributable to common shareholders	$3,253	$2,267	$8,418	$8,304

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	$(0.24)	$0.39	$0.58	$2.02
Add: depreciation of properties	0.54	0.42	1.55	1.25
Add: our share of depreciation in unconsolidated joint ventures	0.02	—	0.04	—
Add: amortization of deferred leasing costs	—	—	—	—
Deduct: gain on sale of real estate asset	—	(0.76)	(2.56)	(3.62)
Adjustments for non-controlling interests	(0.13)	0.08	0.84	0.75
NAREIT Funds from operations per common share basic and diluted	$0.19	$0.13	$0.45	$0.40

Adjustments for straight line rent accruals	—	—	—	(0.01)
Add: loss on extinguishment of debt	—	—	0.06	0.19
Add: amortization of restricted stock and restricted stock units	0.03	0.02	0.08	0.05
Add: amortization of deferred mortgage costs	0.02	0.02	0.06	0.10
Adjustments for non-controlling interests	(0.01)	—	(0.04)	(0.14)
Adjusted funds from operations per common share basic and diluted	$0.23	$0.17	$0.61	$0.59